EXHIBIT 99.1
THORNBURG MORTGAGE REPORTS THIRD QUARTER EPS OF $0.70;
DECLARES $0.68 THIRD QUARTER DIVIDEND
Solid Results Stem from Disciplined Acquisition and Hedging Strategies

•	Book value of $21.09, up 11% year-over-year
•	Quarterly dividend maintained at $0.68, a 1% increase over prior year
•	3Q mortgage originations of $1.3 billion, up 10% year-over-year
•	Total assets increase to $39.6 billion, up 50% over 3Q 2004
•	Strong credit underscored by 0.08% 60-day plus delinquent loans
     Santa Fe, NM, October 17, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the quarter ended September 30, 2005 of $74.0 million, or $0.70 per common share, as compared to $58.0 million, or $0.69 per common share, for the quarter ended September 30, 2004.
     Concurrent with the earnings announcement, the company’s Board of Directors declared a third quarter dividend of $0.68 per common share, payable on November 16, 2005 to shareholders of record on November 4, 2005. The ex-dividend date is November 2, 2005. This dividend represents a 1% increase over the year-earlier period and is unchanged from the second quarter of 2005.
     Garrett Thornburg, chairman and chief executive officer, remarked, “Our performance during the quarter remained strong despite the current challenges confronting the mortgage industry. While the Fed Funds rate has increased 275 basis points since mid 2004, our earnings have remained fairly constant. Our business model protects our profitability during periods of rising interest rates or flattening yield curves by requiring that we fund our hybrid adjustable-rate mortgage (ARM) portfolio with fixed-rate borrowings of comparable maturity. This strategy clearly reduced our net interest income and earnings in prior years, but has been instrumental in allowing us to maintain our earnings through this rising interest rate cycle.”

     Mr. Thornburg added, “Furthermore, even as prepayment activity has temporarily increased in response to the decline in longer-term interest rates and the flattening of the yield curve, our quarterly premium amortization expense has remained manageable because the unamortized cost basis of our ARM portfolio is very low — 100.9% of par at September 30, 2005. These on-going risk management initiatives have allowed us to achieve relative earnings stability in a relatively unstable interest rate environment and give us confidence in our future earnings prospects.”
     Larry Goldstone, president and chief operating officer, remarked, “We have also employed other strategies designed to help us maintain our earnings in this environment. The issuance of $63.1 million of preferred stock and the completion of a $1.6 billion collateralized debt obligation financing (CDO) in the second quarter, as well as using some of our excess liquidity to modestly increase the size of our balance sheet during the third quarter all contributed positively to our third quarter results. By pursuing these diverse strategies, our income for the quarter was derived solely from ongoing operations and not from asset sales.”
     Mr. Goldstone explained, “Beginning in the third quarter, we utilized a portion of our excess capital to grow interest earning assets. By reducing our adjusted equity-to-assets ratio from an average of 8.96% during the second quarter to an average of 8.36% during the third quarter we were able to boost core earnings during the third quarter without compromising our strong liquidity position as evidenced by our continued strong unencumbered asset position, which was $1.4 billion at September 30, 2005.”
     Mr. Goldstone noted, “These various strategies contributed to ARM portfolio growth of 13% in the third quarter, and 47% year-over-year. During the quarter, we acquired or originated $8.0 billion of new mortgage assets and generated $4.5 billion of net portfolio growth, ending the quarter with $38.4 billion of ARM assets.”
     Mr. Goldstone continued, “We also completed two transactions in the third quarter that should benefit future earnings. Late in the quarter we issued $140.0 million of 30-year unsecured subordinated notes from which we received net proceeds of $135.9 million. The notes bear interest at a fixed rate of 7.40% per annum for the first ten years and thereafter at a variable rate equal to LIBOR plus 2.65% per annum, and are callable by the company in five years. The effective cost of this transaction was 7.62%. In late September we also permanently financed $2.7 billion of ARM loans through the issuance of CDOs. Because of the reduced capital requirement of CDO financings, we estimate that we can utilize $185.4 million of freed-up capital. Through these two transactions, we believe we can acquire $3.7 billion in additional ARM assets, which should contribute positively to earnings in the fourth quarter.”

     Mr. Goldstone concluded, “Our strategy to maintain a strong balance sheet and better utilize our existing capital base is proving successful. Accordingly, we anticipate 2005 earnings per share will fall within the range of analyst estimates as polled by First Call, or between $2.72 and $2.80 per share. And, our current internal projections suggest that future earnings should cover the dividend even if the Federal Reserve were to raise the Fed Funds rate to 5% by the end of 2006. Further, we have undistributed taxable income of $0.33 per share, after the payment of the third quarter dividend, to support the dividend even if our earnings dip temporarily below the current dividend level.”
Origination Activity
     Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Loan originations totaled $1.3 billion in the third quarter, increasing 10% over the year-ago period and 18% over the second quarter. Year-to-date we have closed $3.6 billion in loans, up 11% from this time last year. Additionally, during the third quarter our loan servicing portfolio grew 5% to $8.5 billion, and now represents 17,487 customers.”
     Mr. Badal added, “While borrowers have responded to the current interest rate environment by choosing longer-dated mortgage products, our intermediate-term ARMs have remained very attractive when compared to 15- and 30-year fixed rate mortgages. At September 30, 2005, 67% of our loan pipeline was comprised of ARMs with fixed-rate periods of seven or ten years, up from 25% a year ago. Our loan pipeline and daily lock volume remain robust, and at September 30, 2005, the pipeline totaled $890.5 million, up 31% from the second quarter, due in large measure to our exceptional network of correspondent lenders as well as ongoing referrals from existing customers.”
     Mr. Badal concluded, “ Despite the decline in the percentage of ARM loans being originated in this environment, and our expectation that competition among lenders will remain acute, we anticipate that we will exceed our $4.2 billion origination target for the year. Our ability to continue to grow our origination business continues to benefit us. The return opportunity is higher than on our purchased assets, and when securitized and structured in a CDO transaction, the return opportunity becomes even greater.”

     The credit quality of the company’s borrowers has remained exceptional. At September 30, 2005, the company’s 60-day plus delinquent loans were only 0.08% of $13.0 billion of securitized and unsecuritized loans, unchanged from the second quarter, but significantly below the industry’s delinquent conventional and prime ARM loan ratios of 1.73% and 0.57%, respectively. Additionally, a continuing evaluation of the areas impacted by Hurricanes Katrina and Rita suggests that the company’s exposure is minimal, though our review is on-going and cannot be completely quantified at this time. Based on what we know today our exposure remains very low and would be more than adequately covered by our loan loss reserves. At September 30, 2005, loan loss reserves totaled $10.4 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio. The company has not realized a loan loss in the past 15 quarters and since it began acquiring loans in 1997, it has experienced cumulative credit losses of only $174,000.
Third Quarter Results
     The company once again delivered solid quarterly operating results. Net income grew to $74.0 million, up 28% from $58.0 million a year ago, and net interest income grew to $92.2 million, or 28% higher than a year ago. Return on equity for the third quarter was 13.9% compared to 15.2% for the year ago period reflecting higher prepayments and a continued tight margin environment.
     Operating expenses as a percentage of average assets declined to 0.22% at September 30, 2005 from 0.33% at September 30, 2004. Book value grew 11% to $21.09 per share, up from $18.92 a year ago. This book value calculation excludes the unrealized market value gain on our ARM loans, which totaled $25.7 million at September 30, 2005 ($0.25 on a per share basis).
     The average portfolio yield during the third quarter increased to 4.46% from 4.29% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 3.63% from 3.44% in the second quarter. This resulted in an average portfolio margin of 1.03% for the quarter compared to 1.05% for the quarter ended June 30, 2005.

     Clarence Simmons, senior executive vice president and chief financial officer, commented, “Our historical portfolio margin remained relatively stable during the quarter as compared to the prior quarter. While we have been impacted to some degree by the Federal Reserve’s tightening monetary policy and narrow spreads on newly acquired assets, the relative stability of our portfolio margin on a quarter-over-quarter basis is encouraging.”
     Mr. Simmons explained, “Our exposure to rising interest rates and a flattening yield curve are substantially reduced because we pursue a match funding strategy, meaning we fund our ARM assets with a combination of borrowings and interest rate swaps having similar durations. At September 30, 2005, the weighted average maturity of our fixed-rate and hedged floating rate borrowings was 2.9 years and the duration gap on our hybrid ARMs, which represents 91% of our ARM portfolio, was approximately four months, up slightly from three months in the second quarter. The lower our duration the less sensitive our earnings will be to changes in interest rates.”
     Mr. Simmons continued, “The issuance of CDOs and unsecured debt over the past nine quarters has also increased our cost of financing and contributed to the decline in portfolio spreads. The offset to the reduced portfolio margin has been our ability to grow our balance sheet relative to our existing capital base and increase net interest income. In the most recent quarter we were able to increase our interest earning assets as we suggested we would after the end of the second quarter, and, as a result, our net interest income on a per share basis improved to $0.90 per share in the third quarter versus $0.85 in the prior quarter.”
     The company’s portfolio constant prepayment rate (CPR) averaged 27.7% for the third quarter, up from 24.6% CPR in the previous quarter in response to the decline in longer term interest rates and flattening of the yield curve. Mr. Simmons commented, “Our earnings have limited exposure to prepayments because we acquire or originate assets at prices close to their par value. At September 30, 2005, the unamortized cost basis at which we held our ARM assets was 100.9% down from 101.0% in the prior quarter. Additionally, with consumers opting for longer-term ARM products, we are reinvesting these payoffs into higher yielding assets.”
     The company continues to maintain strong credit quality. At September 30, 2005, ARM assets rated AAA or AA comprised 98.1% of the ARM portfolio. Purchased ARM securities represented 48.7% of ARM assets. Another 32.8% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 16.6% of ARM assets. The company has retained the credit risk associated with the ownership of these purchase securitized loans and has a reserve for loan losses in the form of a non-accretable discount of $10.0 million, or 0.16% of the balance of these securities. An additional 0.9% of the ARM portfolio consisted of “A quality” ARM loans that the company intends to securitize and retain in its portfolio.
     The company will host a dial-in conference call on Tuesday, October 18, 2005 at 10:30 a.m. EDT, to discuss third quarter results. The teleconference dial-in number is (877) 209-0397. A replay of the call will be available beginning at 2:00 p.m. on October 18, 2005 and ending at 11:59 p.m. on October 25, 2005. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 798059. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available for download prior to the event at www.thornburgmortgage.com.
     Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 1% discount on shares purchased through the Plan.
     Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $39.6 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

     Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.
     Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.
# # #
     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports, including its annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share data)

	September 30, 2005	December 31, 2004

ASSETS
ARM assets:
Purchased ARM assets:
ARM securities, net	$18,961,241	$15,130,510
Purchased securitized loans, net	6,419,288	3,525,535

Purchased ARM assets	25,380,529	18,656,045

ARM Loans:
Securitized ARM loans, net	3,568,404	2,899,985
ARM loans collateralizing CDOs, net	9,122,259	6,720,810
ARM loans held for securitization, net	334,364	466,221

ARM Loans	13,025,027	10,087,016

ARM assets	38,405,556	28,743,061
Cash and cash equivalents	78,840	112,622
Restricted cash and cash equivalents	419,997	30,737
Hedging Instruments	416,803	144,230
Accrued interest receivable	193,184	118,273
Prepaid expenses and other	66,156	40,695

	$39,580,536	$29,189,618

LIABILITIES

Reverse repurchase agreements	$22,268,036	$14,248,939
Asset-backed CP	4,990,000	4,905,000
CDOs	9,367,610	6,623,641
Whole loan financing facilities	41,871	285,555
Senior Notes	304,279	304,173
Subordinated Notes	135,884	—
Hedging Instruments	40,823	26,027
Payable for securities purchased	—	815,915
Accrued interest payable	78,241	44,109
Dividends payable	1,896	62,495
Accrued expenses and other	46,472	84,580

	37,275,112	27,400,434

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $115,745; 7,230,000 and 0 shares authorized, 4,630,000 and 0 shares issued and outstanding, respectively	111,567	—
Common stock: par value $0.01 per share; 492,748,000 and 499,978,000 shares authorized, 104,016,000 and 91,904,000 shares issued and outstanding, respectively	1,040	919
Additional paid-in-capital	2,215,489	1,872,487
Accumulated other comprehensive loss	(100,720)	(90,715)
Retained earnings	78,048	6,493

	2,305,424	1,789,184

	$39,580,536	$29,189,618

THORNBURG MORTGAGE, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Interest income from ARM assets and cash equivalents	$400,118	$239,826	$1,038,997	$652,850
Interest expense on borrowed funds	(307,941)	(168,098)	(782,854)	(437,626)

Net interest income	92,177	71,728	256,143	215,224

Servicing income, net	2,076	1,927	7,701	4,395
Gain on sale of ARM assets, net	—	7,849	7,568	11,011
Gain (loss) on derivatives, net	26	(2,942)	3,124	(3,456)

Net non-interest income	2,102	6,834	18,393	11,950

Hedging expense	(173)	(149)	(173)	(456)
Provision for credit losses	(374)	(322)	(963)	(1,145)
Management fee	(5,621)	(4,184)	(15,372)	(11,747)
Performance fee	(10,315)	(8,517)	(30,129)	(25,331)
Long-term incentive awards	1,764	(3,530)	(2,887)	(7,681)
Other operating expenses	(5,520)	(3,831)	(14,986)	(11,523)

NET INCOME	$74,040	$58,029	$210,026	$169,291

Net income	$74,040	$58,029	$210,026	$169,291
Dividends on preferred stock	(2,273)	—	(3,787)	—

Net income available to common shareholders	$71,767	$58,029	$206,239	$169,291

Earnings per common share:
Net income	$0.70	$0.69	$2.11	$2.09

Average number of shares outstanding	102,758	84,643	97,518	80,896

Dividends declared per common share	$0.68	$0.67	$2.04	$1.98

Noninterest expense as a percent of average assets	0.22%	0.33%	0.26%	0.33%

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